EXHIBIT 22.1

List of Subsidiaries of ANV Security Group,  Inc.

Our operating subsidiaries are as follows:

Wholly-Owned Subsidiaries
1. ANV Security Group Technology (Taian) CO., Ltd., incorporated in PRC
2. ANV Security Group (Asia) CO., Ltd, incorporated in HK
3. ANV Video Alarm Service Inc., incorporated in Canada
4. ANV Security Group Technology (China) CO., Ltd., formerly known as Shenzhen Angesi Technology Co., Ltd, incorporated in PRC
5. ANV Trading (HK) Co. Ltd., formerly known as Flybit International CO., Ltd., incorporated in HK